Exhibit (e)(4)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into as of the      day of              200   (the “Agreement”), by and between Beckman Coulter, Inc., a Delaware corporation (the “Company”), and                              (the “Indemnitee”), with reference to the following facts:

A. The Company desires the benefits of having Indemnitee serve as an officer and/or director and in any other capacity at the request of the Company, secure in the knowledge that any expenses, liability and/or losses incurred by him or her in his or her good faith service to the Company will be borne by the Company or its successors and assigns.

B. Indemnitee is willing to serve in his or her position with the Company only on the condition that he or she be indemnified for such expenses, liability and/or losses.

C. The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and agents of a corporation at reasonable cost.

D. The Company and Indemnitee recognize that there has been an increase in litigation against corporate directors, officers and agents.

E. The Company’s Certificate of Incorporation (the “Certificate”) and bylaws (the “Bylaws”) provide for the indemnification, to the fullest extent permitted by Delaware Law (as defined herein), of any and all persons that the Company shall have power to indemnify under Delaware Law, including officers and directors, from and against any and all of the expenses, liabilities or other matters referred to therein or covered thereby. The Company’s Certificate and Bylaws also state that the right to indemnification is a contract right in favor of such officers and directors.

F. In furtherance and not in limitation of the indemnification rights in the Certificate and the Bylaws, the Company and Indemnitee are entering into this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Agent” shall mean any person who (i) is or was a director, officer, employee or agent of the Company or a subsidiary of the Company or (ii) is or was a director, officer, employee, agent, fiduciary or other official of another corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company.

1.2 “Change of Control” shall mean, solely for purposes of this Agreement, the occurrence of any of the following events after the date of this Agreement:

(a) A change in the composition of the board of directors of the Company (the “Board”), as a result of which fewer than two-thirds of the incumbent directors are directors who either (a) had been directors of the Company 24 months prior to such change or (b) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(b) Any “person” (as such term is used in Sections 13(d) and 14(d)

of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Capital Stock”); provided, however, that any change in ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

1.3 “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

1.4 “Expenses” shall be broadly construed and shall include, without limitation, (a) all direct and indirect costs incurred, paid or accrued, (b) all attorneys’ fees, retainers, court costs, transcripts, fees of advisors, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight and other transportation fees and expenses, (c) premiums for, security for and other costs relating to, any bond, (d) all other disbursements and out-of-pocket expenses, (e) amounts paid in settlement, to the extent not prohibited by Delaware Law and (f) reasonable compensation for time spent by Indemnitee for which he or she is otherwise not compensated by the Company or any third party, actually and reasonably incurred in connection with or arising out of any Proceeding.

1.5 “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past three years has been retained to represent: (a) the Company, the Board, any committee of the Board, an affiliate of the Company or Indemnitee in any matter material to either party or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

1.6 “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement (including, but not limited to, all interest, assessments or other charges paid or payable in connection with any of the foregoing) actually and reasonably incurred by Indemnitee or on behalf of Indemnitee in connection with or arising out of any Proceeding.

1.7 “Delaware Law” means the Delaware General Corporation Law, as amended (subject to Section 3) and in effect from time to time or any successor or other statutes of Delaware having similar import and effect.

1.8 “Proceeding” shall mean any pending, threatened or completed action, hearing, inquiry, investigation, suit or any other proceeding (including without limitation appeals), whether civil, criminal, arbitrative, administrative, investigative, legislative or relating to any alternative dispute resolution mechanism, including without limitation any such Proceeding brought by or in the right of the Company, in which Indemnitee was, is or will be involved as a party or otherwise, (a) by reason of the fact that Indemnitee is or was an Agent or (b) by reason of any action taken by him or her or any inaction on his or her part while acting as an Agent, in each case whether or not he or she is acting or serving in any such capacity at the time any such Proceeding commences or is ongoing, including without limitation one pending on or before the date of this Agreement.

2. Employment Rights and Duties. This Agreement is not intended to confer employment rights on either party that they did not possess on the date of its execution.

2.1 Directors’ and Officers’ Insurance.

(a) The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter until Indemnitee is permanently no longer subject to any possible Proceeding or subject to any possible Expense or Liability, the Company, subject to Section 2.1(c), shall maintain customary and adequate directors’ and officers’ insurance in full force and effect.

(b) In all policies of directors’ and officers’ insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy.

(c) The Company’s obligation set forth in Section 2.1(a) shall not apply if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are materially disproportionate to the amount and/or scope of coverage provided to the insureds (other than the Company), or the coverage provided by such insurance is materially limited by exclusions so as to provide an insufficient benefit to the insureds (other than the Company). In the event the Company properly relies on the exception to the obligation to continue to maintain directors’ and officers’ insurance set forth in this Section 2.1(c), the Company shall purchase, prior to the deadline therefor, the maximum “option extension period,” “discovery period” or similar benefit available under the last directors’ and officers’ insurance policy in effect, providing to Indemnitee continuing coverage following policy expiration for a premium that is fixed by the terms of such last policy in effect; or, if such coverage may be purchased only by Indemnitee, the Company shall pay directly for, or reimburse Indemnitee for the cost of, Indemnitee’s purchase of such coverage.

(d) If, at the time of the receipt by the Company of a notice of a “Claim” as that term or any similar term is defined under any policy of directors’ and officers’ liability insurance maintained by the Company, the Company shall give prompt notice of the commencement of such Claim to the insurer(s) in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

3. Indemnification.

3.1 The Company shall indemnify Indemnitee to the fullest extent authorized or permitted by Delaware Law in effect on the date hereof, and as Delaware Law may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Delaware Law permitted the Company to provide before such amendment).

3.2 Without in any way diminishing the scope of the indemnification provided by Section 3.1, the Company shall indemnify Indemnitee against all Expenses and Liabilities actually and reasonably incurred or suffered by Indemnitee or on his or her behalf in connection with any Proceeding, including without limitation the investigation, defense, settlement or appeal of such Proceeding.

3.3 In addition to, and not as a limitation of, Sections 3.1 and 3.2, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 4, 5 and 6 below.

4. Payment of Expenses.

4.1 All Expenses incurred by or on behalf of Indemnitee shall be advanced by the Company to Indemnitee within 20 days after the receipt by the Company of a written request for such advance, which may be made from time to time, whether prior to or after final disposition of a Proceeding (unless there has been a final determination, from which there is no right to appeal, by a court of competent jurisdiction or arbitrator that Indemnitee is not entitled to be indemnified for such Expenses). Indemnitee’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking a determination, adjudication or award in arbitration pursuant to this Agreement. The requests shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith. Indemnitee hereby undertakes to repay the amounts advanced pursuant to this Agreement if there shall be a final determination by a court of competent jurisdiction or arbitrator from which there is no right to appeal that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement. Indemnitee shall, at the Company’s request, provide an additional undertaking to such effect in connection with any Proceeding in which Indemnitee requests advancement of Expenses hereunder.

4.2 Notwithstanding any other provision in this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise, in whole or in part, in defense of any Proceeding (including without limitation the dismissal of any action without prejudice), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

5. Procedure for Determination of Entitlement to Indemnification.

5.1 Whenever Indemnitee believes that he or she is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification (the “Indemnification Request”) to the Company to the attention of the Chief Executive Officer with a copy to the General Counsel. This request shall include documentation or information that is reasonably necessary for the determination of entitlement to indemnification and that is reasonably available to Indemnitee. Determination of Indemnitee’s entitlement to indemnification pursuant to Section 5.2 shall be made no later than 60 days after receipt of the Indemnification Request. The Company shall, promptly upon receipt of Indemnitee’s request for indemnification, advise the Board in writing that Indemnitee has made such request for indemnification. If the person or persons so empowered to make such determination shall have failed to make the requested determination with respect to indemnification within 60 calendar days after receipt by the Company of such request, a determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification.

5.2 Following receipt by the Company of an Indemnification Request, a determination, in accordance with the terms of this Agreement, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board of Directors: (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel (which shall be selected by the Board, subject to approval by Indemnitee in his or her reasonable discretion) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (4) by a majority vote of the stockholders of the Company. Notwithstanding the foregoing, following a Change of Control, the determination shall be made by Independent Counsel pursuant to clause (3) above. The Company agrees to bear any and all Expenses incurred by Indemnitee or the Company in connection with the determination of Indemnitee’s entitlement to indemnification by any of the above methods.

6. Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof by clear and convincing evidence to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (a) adversely affect the rights of Indemnitee to indemnification except as indemnification may be expressly prohibited under this Agreement, (b) create a presumption that Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company or (c) with respect to any criminal action or proceeding, create a presumption that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

7. Remedies of Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses.

7.1 In the event that (a) an initial determination is made that Indemnitee is not entitled to indemnification, (b) advances for Expenses are not made when and as required by this Agreement, (c) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement or (d) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of his or her entitlement to such indemnification or advance. Alternatively, Indemnitee at his or her option may seek an award in arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. If Indemnitee elects to seek an award in arbitration and the parties are unable to agree on an arbitrator within 20 days following Indemnitee’s demand for arbitration, each of the parties shall provide JAMS (“JAMS”) with a statement of the nature of the dispute and the desired qualifications of the arbitrator. JAMS will then provide a list of three available arbitrators. Each party may strike one of the names on the list, and the remaining person will serve as the arbitrator. If both parties strike the same person, JAMS will select the arbitrator from the other two names. The arbitration award shall be made within 90 days following the demand for arbitration. Except as set forth herein, the provisions of Delaware law shall apply to any such arbitration. In any such proceeding or arbitration Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof by clear and convincing evidence to overcome that presumption. No court or arbitrator shall give any weight to any finding with respect to entitlement to indemnification made pursuant to Section 145(d) of the Delaware General Corporation Law or Section 5 hereof that is adverse to Indemnitee.

7.2 An initial determination, in whole or in part, that Indemnitee is not entitled to indemnification shall create no presumption in any judicial proceeding or arbitration that Indemnitee has not met the applicable standard of conduct for, or is otherwise not entitled to, indemnification.

7.3 If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in the absence of (a) an intentional misrepresentation of a material fact by Indemnitee in his or her request for indemnification, provided that a determination would have been made that Indemnitee was not entitled to indemnification had such material fact been accurately represented or (b) a specific finding (which has become final and from which there is no opportunity to appeal) by a court of competent jurisdiction or arbitrator that all or any significant part of such indemnification is expressly prohibited by law. In the absence of the factors described in the previous sentence, the Company shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable.

7.4 The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult to prove, and further agree that such breach would cause Indemnitee irreparable harm. Accordingly, the Company and Indemnitee agree that Indemnitee shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Company and Indemnitee further agree that Indemnitee shall be entitled to such injunctive relief, including without limitation temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Company, and the Company acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court. The remedies described in this Section 7.4 shall not be exclusive of any other remedy available to Indemnitee under this Agreement or otherwise.

7.5 The Company agrees not to assert that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and not to make any assertion to the contrary.

7.6 Expenses incurred by Indemnitee in connection with his or her request for indemnification under, seeking enforcement of, or to recover damages for breach of this Agreement (including without limitation appeals) shall be borne and advanced by the Company.

8. Other Rights to Indemnification. Indemnitee’s rights of indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under applicable law, the Certificate, the Bylaws, an employment agreement, a vote of stockholders or Disinterested Directors, insurance or other financial arrangements or otherwise.

9. Limitations on Indemnification. No indemnification pursuant to Section 3 shall be paid by the Company nor shall Expenses be advanced pursuant to Section 3:

9.1 Insurance. to the extent that Indemnitee is actually reimbursed pursuant to an insurance policy of the Company as may exist for Indemnitee’s benefit, except in respect of any indemnification exceeding the reimbursement under such insurance policy. Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company. Indemnitee shall reimburse the Company for any sums he or she receives as indemnification from other sources to the extent of any amount paid to him or her for that purpose by the Company;

9.2 Section 16(b). on account and to the extent of any wholly or partially successful claim against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law; or

9.3 Indemnitee’s Proceedings. in connection with any part (and only that part) of a Proceeding that is initiated or maintained by or on behalf of Indemnitee (except a Proceeding to enforce rights under this Agreement), or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other agents (except a Proceeding to enforce rights under this Agreement), unless (a) such indemnification is expressly required to be made by Delaware Law, (b) the Proceeding was or is at any time authorized by a majority of the Disinterested Directors, or (c) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware Law.

10. Duration and Scope of Agreement; Binding Effect. This Agreement shall remain in effect until Indemnitee is permanently no longer subject to any possible Proceeding or subject to any possible Expense or Liability. This Agreement shall be binding upon the Company and its successors and assigns (including without limitation any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives.

11. Notice by Indemnitee and Defense of Claims. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter that may be subject to indemnification hereunder, whether civil, criminal, arbitrative, administrative or investigative; but the omission so to notify the Company will not relieve it from any liability that it may have to Indemnitee, nor will such omission relieve the Company from any liability that it may have to Indemnitee otherwise than under this Agreement; provided, however, that if Indemnitee’s omission to notify the Company with respect to any summons, citation, subpoena, complaint or indictment actually prejudices the Company’s rights, it will relieve the Company from liability but only to the extent of such prejudice. With respect to any Proceeding:

11.1 The Company will be entitled to participate therein at its own expense;

11.2 Except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election so to assume the defense thereof and the assumption of such defense, the Company will not be liable to Indemnitee under this Agreement for any attorney fees or costs subsequently incurred by Indemnitee in connection with Indemnitee’s defense thereof, except as otherwise provided below. Indemnitee shall have the right to employ his or her counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof, and the assumption of such defense, shall be at the expense of Indemnitee, unless (i) the employment of counsel by Indemnitee has been authorized by the Company in writing, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or that the Company’s counsel may not be adequately representing Indemnitee or (iii) the Company shall not in fact have employed counsel to assume the defense of such action within 15 calendar days of receipt of notice from Indemnitee, in each of which cases the fees and expenses of counsel shall be at the expense of the Company; and

11.3 The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in a manner that would impose any limitation or penalty on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement. The Company also shall not settle any action or claim in violation of Section 12.1 hereof.

11.4 Indemnitee shall provide reasonable cooperation to the Company and counsel selected pursuant to Section 11.2 in connection with the defense of any Proceeding, including providing to the Company and such counsel, upon reasonable advance request, any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such defense. Any Expenses incurred by Indemnitee in so cooperating shall be borne by the Company, and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

12. Contribution.

12.1 Whether or not the indemnification provided in Section 3 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee

(or would be if joined in such Proceeding), the Company shall pay, in the first instance and to the fullest extent permitted by applicable law, the entire amount of any Expenses and Liabilities without requiring Indemnitee to contribute to such payment and the Company hereby waives and, to the fullest extent permitted by applicable law, relinquishes any right of contribution it may have against Indemnitee with respect to such Expenses and Liabilities. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

12.2 Without diminishing or impairing the obligations of the Company set forth in Section 12.1, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any Expenses or Liabilities in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses and Liabilities actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction(s) from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all Agents of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Liabilities, as well as any other equitable considerations that may be required to be considered under applicable law. The relative fault of the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

12.3 The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution that may be brought by Agents of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

12.4 To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever other than as set forth in Section 9, the Company, in lieu of indemnifying Indemnitee, shall contribute to the Expenses and Liabilities incurred by Indemnitee in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect the relative benefits received by the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction(s) from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all Agents of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Liabilities, as well as any other equitable considerations that may be required to be considered under applicable law. The relative fault of the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

13. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

14. Miscellaneous Provisions.

14.1 Severability; Partial Indemnity. If any provision or provisions of this Agreement (or any portion thereof) shall be held by a court of competent jurisdiction or arbitrator to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Liabilities of any type whatsoever incurred by him or her in the investigation, defense, settlement or appeal of a Proceeding but not entitled to all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which it has been determined pursuant to Section 5 hereof that Indemnitee is not entitled.

14.2 Security. To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

14.3 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

14.4 Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent not now or hereafter prohibited by law. Time is of the essence in the performance of the obligations of this Agreement.

14.5 Headings; Section References. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. References to Sections are references to the Sections of this Agreement unless otherwise indicated.

14.6 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any of the provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be effective unless executed in writing. For so long as this Agreement is in effect pursuant to Section 10 hereof, the Company shall not supplement, modify or amend the Charter or the Bylaws in a manner adverse to Indemnitee’s rights to indemnification hereunder or otherwise, without the prior written consent of Indemnitee.

14.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a) To Indemnitee at the address for indemnity maintained in the Company’s records; and

(b) To the Company at:

Beckman Coulter, Inc

Telephone:

Facsimile:

Attention: Chief Executive Officer

With a Copy to: [General Counsel]

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

14.8 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

14.9 Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the States of California and Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this agreement and agree that any action instituted under this agreement shall be brought only in the state courts of either the State of California or State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on the day and year first above written.

Beckman Coulter, Inc.

By:

Name:

Title:

INDEMNITEE

By:

Name:

Title: